FIFTH AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Fifth Amendment to Amended and Restated Employment Agreement (this “Amendment”), dated as of the 31st day of December 2008, is entered into by and among Nabors Industries, Inc. (“Nabors Delaware”), Nabors Industries Ltd. (“Nabors Bermuda” and together with Nabors Delaware, “Nabors”), and Eugene M. Isenberg (“Executive”). Each of Nabors Delaware, Nabors Bermuda and Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Employment Agreement (as defined below).
     WHEREAS, Executive and Nabors Delaware entered into that certain Employment Agreement effective as of October 1, 1996 (as amended on June 24, 2002, July 17, 2002, December 29, 2005 and March 10, 2006, collectively, the “Employment Agreement”) and Nabors Bermuda became a party to the Employment Agreement pursuant to the amendment dated June 24, 2002;
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) has made it necessary to amend the Employment Agreement in certain respects and, in connection therewith, the Parties desire to enter into this Amendment;
     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     1. The last sentence of Section 5(a) of the Employment Agreement shall be deleted and the following shall be substituted therefor:
     “The Annual Bonus shall be paid at any time no later than the 15th day of the third month following the end of such fiscal year.”
     2. The following new Section 9(f) shall be added to the Employment Agreement:
     (f) “Notwithstanding anything to the contrary herein, in no event shall any gross up payment to be paid to the Executive pursuant to Section 9(d)(v) or Section 9(e) be paid after the end of the next full calendar year following the year in which the applicable tax payment is remitted by or on behalf of the Executive.”
     3. The following provision shall be added at the end of Section 12(b)(v) of the Employment Agreement:

“; provided, however, that (A) continued participation in any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code shall not be provided following the termination of Executive’s employment, (B) continued participation in medical, dental and life insurance benefits shall be as provided in Section 12(b)(vi), and (C) notwithstanding the Fair Market Value Payment Requirement, if the cost of the provision of any benefit required to be continued pursuant to this paragraph following the termination of the Executive’s employment could otherwise be deducted by Executive under Section 162 or 167 of the Code (ignoring any applicable limitation based on adjusted gross income), then, to the extent of the cost of such deductible benefit, for the period beginning on the termination of Executive’s employment and ending on the last day of the second calendar year following the calendar year in which Executive’s termination of employment occurred, no such costs shall be subject to the Fair Market Value Payment Requirement and the Delayed Payment Restriction shall not apply.”
     4. Section 12(b)(vi) of the Employment Agreement shall be deleted and the following shall be substituted therefor:
“(vi) continued participation in medical, dental and life insurance coverage until Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or death of the later of Executive or his spouse; provided, however, that costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 35(f) below;”
     5. The second and third sentences of Section 12(b)(viii) of the Employment Agreement shall be deleted. The fifth sentence of Section 12(b)(viii) is deleted and the following shall be substituted therefor:
“In addition, immediately prior to the termination of his employment, Executive shall be entitled to be granted additional options that are exercisable during the period beginning immediately (or, if the grant of such options is subject to the Delayed Payment Restriction, beginning on the Section 409A Payment Date) and ending on the date that is five years after the date of grant, to acquire a number of shares of common stock equal to the highest number of options granted during any fiscal year during the period comprising the then current fiscal year, and the three fiscal years preceding such termination at an exercise price per share equal to the fair market value of a share of Stock on the date of grant.”
For the sake of clarity, the entirety of the applicable language added to Section 12(b)(viii) by the Third Amendment to the Employment Agreement remain in full force and effect notwithstanding this Amendment.
     6. The final sentence of Section 12(c)(ii) of the Employment Agreement shall be deleted and the following shall be substituted therefor:
“Any additional amounts due in future years shall be paid in cash during the first calendar year in which the calculation of such amount is administratively practicable, but in no event more than ninety (90) days after the respective fiscal year-end.”

     7. The following provision shall be added at the end of Section 12(d) of the Employment Agreement:
     “Notwithstanding anything to the contrary herein, any amount paid to the Executive pursuant to this Section 12(d) shall be paid not later than the end of the next full calendar year following the year in which the Excise Tax is remitted to the taxing authority by or on behalf of the Executive.”
     8. The Employment Agreement shall be revised to add the following new Section 35:
     “35. Application of Section 409A of the Code.
     (a) General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 35 shall, with respect to timing of payments owed under this Agreement, control over any contrary provisions of the Agreement. Nothing in this Section 35 shall reduce or diminish the amounts otherwise owed under this Agreement.
     (b) Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which Executive is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Code if the Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date (and, at that time, Executive shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the short term applicable federal rate as in effect as of the termination date). The payment and benefit delay requirement described in this paragraph (the “Delayed Payment Restriction”) shall not apply to any payment or benefit otherwise described in the first sentence of this paragraph if another provision of this Agreement is intended to cause the Executive’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code. For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of the Executive’s death or (2) the date which is six months after the date of termination of the Executive’s employment with the Company.

     (c) Separation from Service. Amounts payable hereunder upon the Executive’s termination or severance of employment with Nabors that constitute deferred compensation under Section 409A of the Code shall be paid upon Executive’s “separation from service” within the meaning of Section 409A of the Code.
     (d) Separate Payments and Benefits. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A of the Code.
     (e) Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code, including, without limitation, benefits and reimbursements to be provided under Sections 5(e) (relating to stock option assignment assistance), 12(b)(v) (relating to continued Executive benefits), 12(b)(vi) (relating to continued medical, dental and life coverages), 14 (relating to indemnification rights, but only to the extent such rights exceed the indemnification rights that are exempt from Section 409A of the Code), 15 (relating to Company advance of any non-indemnifiable expenses), 16 (relating to Company-paid Independent Counsel), 18 (relating to expenses of adjudication of indemnification and reimbursement rights disputes), 30 (relating to expenses for resolution of disputes) shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that:
(i)	any reimbursement for expenses incurred or provision of in-kind benefits is during the lifetime of the Executive and/or the lifetime of the Executive’s spouse, if applicable or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement;

(ii)	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except as otherwise permitted under the regulations promulgated pursuant to Section 409A of the Code for reimbursement arrangements that are subject to Section 105(b) of the Code (relating to medical care reimbursements));

(iii)	the reimbursement of an eligible expense will be made on or before the last day of the next full calendar year following the year in which the expense is incurred; and

(iv)	the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
With respect to any rights to reimbursements or in-kind benefits that are triggered by Executive’s separation from service and are subject to Section 409A of the Code, except any in-kind benefits to which the Fair Market Value Payment Requirement applies, such reimbursements or in-kind benefits shall also be subject to the Delayed Payment Restriction to the extent applicable under Section 35(b).
     (f) Period of Payment. In the event that a payment under this Agreement is due within a period of time following a stated event, the Executive shall not be permitted, directly or indirectly, to designate the taxable year of payment.
     (g) Restricted Stock Dividends. Notwithstanding anything to the contrary in any agreement relating to awards of restricted Stock, any dividends relating to shares of restricted Stock that are subject to vesting requirements shall be paid by the 15th day of the third month following the date that the right to such dividends vests.
     (h) References to Section 409A. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder.”
(remainder of page intentionally left blank)

     9. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NABORS INDUSTRIES LTD.
/s/ Martin J. Whitman

By:	Martin J. Whitman
Its: Lead Director

NABORS INDUSTRIES, INC.
/s/ Laura W. Doerre

By:	Laura W. Doerre
Its: Secretary

/s/ Eugene M. Isenberg
Eugene M. Isenberg

6